Exhibit 3.1

SECOND AMENDED AND RESTATED CHARTER

OF

J. ALEXANDER’S HOLDINGS, INC.

ARTICLE I

The name of the corporation is J. Alexander’s Holdings, Inc. (the “Corporation”).

ARTICLE II

The name and complete address of the Corporation’s initial registered agent and office located in the State of Tennessee is:

C T Corporation System

300 Montvue Road

Knoxville, Tennessee 37919

County of Knox

ARTICLE III

The complete address of the Corporation’s principal office is:

19219 Katy Freeway, Suite 500

Houston, TX 77094

County of Harris

Email address: jim.mazany@SPBHospitality.com

ARTICLE IV

The name and address of the incorporator is:

Ryan Hoffman

c/o Bass, Berry & Sims PLC

150 3rd Avenue South, Suite 2800

Nashville, TN 37201

ARTICLE V

The Corporation is for profit.

ARTICLE VI

The duration of the Corporation is perpetual.

ARTICLE VII

The Corporation is organized to do any and all things and to exercise any and all powers, rights and privileges that a corporation may now or hereafter be organized to do or exercise under the Tennessee Business Corporation Act (the “TBCA”), as amended from time to time.

ARTICLE VIII

The Corporation is authorized to issue a total of 100 shares of common stock (the “Common Stock”). All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be fully paid and nonassessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. There shall be no cumulative voting of the Common Stock.

ARTICLE IX

No shareholder of the Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of the Corporation or to any obligations convertible into stock of the Corporation, or to any warrant or option for the purchase thereof. However, such rights may be provided by written agreement with the Corporation.

ARTICLE X

Any action required or permitted to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of the shareholders of the Corporation or by a written resolution in lieu of a meeting signed by shareholders representing the number of affirmative votes required for such action at a meeting, in accordance with Section 48-17-104 of the TBCA.

ARTICLE XI

In further and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the shareholders of the Corporation or by a majority of the Board of Directors.

ARTICLE XII

a.    Limitation of Liability. To the fullest extent permitted by the TBCA as in effect on the date hereof any person who is or was a director of the Corporation shall have no liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that this Article XII shall not eliminate or limit liability of a director. If the TBCA or any successor statute is amended or other Tennessee law is enacted after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended from time to time, or such successor statute or other Tennessee law. Any repeal or modification of this Article XII or subsequent amendment of the TBCA or enactment of other applicable Tennessee law shall not affect adversely any right or protection of a director of the Corporation existing at the time of such repeal, modification, amendment or enactment or with respect to events occurring prior to such time.

b.    Indemnification and Advancement of Expenses. The Corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including without limitation any action, suit or proceeding by or in right of the Corporation, by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the Corporation as a director, officer, employee, manager, agent, or trustee of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors, and administrators), against all expense, liability, and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties, and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit, or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended, except to the extent that any such person was grossly negligent or engaged in intentional misconduct. Such indemnification shall include advancement of expenses in advance of final disposition of such action, suit, or proceeding, subject to the provision of any applicable statute.

c.    Non-Exclusivity of Rights. The indemnification and advancement of expenses provisions of this Article XII shall not be exclusive of any other right that any person (and his or her heirs, executors, and administrators) may have or hereafter acquire under any statute, this Charter, the Corporation’s Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement, or insurance, purchased by the Corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The Corporation is hereby authorized to provide for indemnification and advancement of expenses through its Bylaws, resolution of shareholders, resolution of the Board of Directors, or agreement, in addition to that provided by this Charter.

ARTICLE XIII

To the maximum extent permitted under Tennessee law, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any director or officer of the Corporation who is also an officer, employee or agent of Fortress Investment Group LLC (“Fortress”) or any affiliates of Fortress (each, a “Fortress Affiliate”). Accordingly, to the maximum extent permitted from time to time by Tennessee law (a) no such director or officer is required to present, communicate or offer any business opportunity to the Corporation or any of its subsidiaries and (b) such director or officer, on his or her own behalf or on behalf of Fortress or a Fortress Affiliate, shall have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person or other entity other than the Corporation and its subsidiaries. The taking by any such director or officer for himself or herself, or the offering or other transfer to another person or entity, of any potential business opportunity whether pursuant to this Charter or otherwise, shall not constitute or be construed or interpreted as (a) an act or omission of the director or officer committed in bad faith or as the result of active or deliberate dishonesty or (b) receipt by the director or officer of an improper benefit or profit in money, property, services or otherwise.

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